UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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McINTOSH BANCSHARES, INC.

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McINTOSH BANCSHARES, INC.

210 SOUTH OAK STREET

JACKSON, GEORGIA 30233

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Fellow Shareholder:

We cordially invite you to attend the 2010 Annual Meeting of Shareholders of McIntosh Bancshares, Inc., the parent company for McIntosh State Bank and McIntosh Financial Services, Inc. At the meeting, we will report on our performance in 2009 and answer your questions. We look forward to discussing both our challenges and our opportunities with you. We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on May 20, 2010 at 4:00 p.m. at our operations center located at 264 Alabama Boulevard, Jackson, Georgia 30233 for the following purposes:

Proposal 1.	To elect two members to the Board of Directors, Class III directors William K. Malone and George C. Barber whose terms are to expire in 2013.

Proposal 2.	To approve an Amendment to the Articles of Incorporation of McIntosh Bancshares, Inc. that will increase the number of shares of common stock authorized from ten million to twenty-five million, and will change the par value of the common stock to $1.00.

Proposal 3.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on April 15, 2010 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the Company’s offices prior to the meeting.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to our office as promptly as possible in the envelope provided.

By Order of the Board of Directors,
/s/ William K. Malone

William K. Malone
Chairman of the Board

April 20, 2010

McINTOSH BANCSHARES, INC.

210 SOUTH OAK STREET

JACKSON, GEORGIA 30233

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON MAY 20, 2010

Our Board of Directors is soliciting proxies for the 2010 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

VOTING INFORMATION

The Board set April 15, 2010 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 3,252,581 shares of common stock outstanding on the record date.

The presence, in person or by proxy, of a majority of the outstanding shares of the Company’s common stock is necessary to constitute a quorum at the Annual Meeting. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes “for” or “against” as well as all abstentions (including votes to withhold authority to vote) will be counted.

In voting for the proposal to elect two directors (Proposal 1), you may vote in favor of all nominees or withhold your votes as to all or as to specific nominees. The vote required to approve Proposal 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. Votes withheld and broker non-votes will not be counted and will have no effect.

In voting for the proposal to approve the Amendment to the Articles of Incorporation of McIntosh Bancshares, Inc. (Proposal 2), you may vote in favor of or against the proposal or you may abstain from voting. The vote required to approve this proposal is governed by Georgia law and McIntosh Bancshares’ Articles of Incorporation. The affirmative vote of the holders of two-thirds of the outstanding shares of common stock entitled to vote in the election of directors is required to approve the Amendment to the Articles of Incorporation of McIntosh Bancshares. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

Any other matters that may be submitted to shareholders will be determined by a majority of the votes cast at the meeting. Votes withheld and broker non-votes will not be counted and will have no effect.

When you sign the proxy card, you appoint William K. Malone or Darren M. Cantlay as your representative at the meeting.

Mr. Malone and Mr. Cantlay, or either of them, will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Malone or Mr. Cantlay will vote your proxy “FOR” the election to the Board of Directors of all nominees listed under “Election Of Directors,” and “FOR” the approval of the Amendment to the Articles of Incorporation.

We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Malone or Mr. Cantlay will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 20, 2010.

PROPOSAL NO. 1:    ELECTION OF DIRECTORS

The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the Board members expire at each annual meeting. The current terms of the Class III directors will expire at the meeting. Our current directors and their classes are:

Class I	Class II	Class III
John L. Carter	Dennis Keith Fortson	William K. Malone (Nominee)
William T. Webb		George C. Barber (Nominee) J. Paul Holmes

Shareholders will elect two nominees as Class III directors at the meeting to serve a three-year term, expiring at the 2013 Annual Meeting of Shareholders. Mr. Holmes is not standing for re-election and is retiring from the Board of Directors due to reaching the mandatory retirement age of 70. Mr. Thurman Willis retired effective December 31, 2009. The directors will be elected by a plurality of the votes cast at the meeting. This means that the two nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

The Board of Directors recommends that you elect William K. Malone and George C. Barber as Class III directors.

If you submit a proxy but do not specify how you would like it to be voted, Mr. Malone or Mr. Cantlay will vote your proxy to elect Messrs. Malone and Barber. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Malone or Mr. Cantlay will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

Set forth below is certain information about the nominees.

William K. Malone—Mr. Malone has been employed by the Company or its predecessors for the past 34 years. He was elected to the Board of Directors of the Company upon its formation on October 11, 1990, and serves as Chairman of the Board and Chief Executive Officer. He was elected to the Board of Directors of the Bank on January 29, 1976 and serves as Chairman of the Board and Chief Executive Officer. He is the Chairman of the Loan Committee, Problem Loan Committee, Directors’ Committee and 401(k) & Profit Sharing Administrative Committee and serves as a member of the Compliance Committee, Marketing Committee, and the Asset/Liability Committee. Mr. Malone is also a director of McIntosh Financial Services, Inc. Mr. Malone is 62 years old. The Company believes Mr. Malone’s extensive experience in the banking industry and at the Bank and the Company makes him an excellent candidate for Director of the Company.

George C. Barber—Mr. Barber was elected to the Board of Directors of the Company on May 20, 2004. Mr. Barber serves as a member of the Audit Committee, Loan Committee, Nominating Committee, Compensation Committee, and Asset/Liability Committee. Mr. Barber serves as President of Fresh Air Bar-B-Que Jackson and Macon, Inc., President of Fresh Air Bar-B-Que, LLC, and Vice President of Barber Bros., Inc. Mr. Barber is 51 years old. The Company believes Mr. Barber’s business and management experience makes him an excellent candidate for Director of the Company.

Set forth below is also information about each of the Company’s other directors.

John L. Carter—Mr. Carter was elected to the Board of Directors of both the Company and the Bank on January 30, 1995. Mr. Carter serves as a member of the Loan Committee, Audit Committee, Nominating Committee, Directors’ Committee, Compensation Committee (Chairman), and Asset/Liability Committee. He is the President of C&M Oil Company, Inc., Park Avenue of Jackson, Inc., Carter & White, Inc. and May and Carter Oil Company, Inc. The Company believes Mr. Carter’s business and management experience makes him an excellent candidate for Director of the Company.

William T. Webb—Mr. Webb was elected to the Board of Directors of both the Company and the Bank on January 30, 1995. Mr. Webb serves on the Loan Committee, Audit Committee, Nominating Committee (Chairman), Directors’ Committee, Compensation Committee, and Asset/Liability Committee. He is President of L. C. Webb, Inc., a local grocery store. The Company believes Mr. Webb’s business and management experience makes him an excellent candidate for Director of the Company.

Dennis Keith Fortson—Dr. Fortson was elected to the Board of Directors of the Company upon its formation on October 11, 1990. Dr. Fortson was elected to the Board of Directors of the Bank on November 9, 1989. He serves on the Loan Committee, Compensation Committee, Nominating Committee, and Audit Committee (Chairman). He is the owner of D. Keith Fortson, DMD, PC and McIntosh Cottage Antiques. The Company believes Dr. Fortson’s business and management experience makes him an excellent candidate for Director of the Company.

J. Paul Holmes—Mr. Holmes was elected to the Board of Directors of the Company on May 20, 2004. Mr. Holmes serves as a member of the Compensation Committee, Asset/Liability Committee, Directors’ Committee and Nominating Committee. Mr. Holmes is a director of Securitas Financial Services. Mr. Holmes is not standing for re-election and will retire from the Board of Directors effective the date of the annual meeting.

PROPOSAL NO. 2:    APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION OF McINTOSH BANCSHARES, INC

At its regular meeting on March 18, 2010, our Board of Directors voted to adopt, subject to the approval of two-thirds of the holders of all classes of stock entitled to vote in the election of directors, an Amendment to the Articles of Incorporation of McIntosh Bancshares, Inc. The Amendment will increase the authorized shares of common stock of the Company from ten million to twenty-five million. The increase in authorized shares will provide the Company with greater flexibility in implementing certain transactions such as public and private stock offerings, stock splits, acquisitions and future listing on a national securities exchange. The Company has no current specific plans, agreements, understandings or arrangements regarding the issuance of the additional authorized shares. The par value will also be changed from $2.50 to $1.00 per share. The change in par value has no effect on the stock’s value in the market.

The proposed Amendment would delete current Article 3(a) and replace it with the following Article 3(a):

“ARTICLE 3.

(a)  The total number of shares of capital stock which the Corporation is authorized to issue is thirty-five million (35,000,000) shares, divided into twenty-five million (25,000,000) shares of common stock, $1.00 par value (“Common Stock”), and ten million (10,000,000) shares of preferred stock, no par value (“Preferred Stock”).”

Shareholder Approval Required

The affirmative vote of the holders of two-thirds of all classes of stock entitled to vote in the election of directors is required to approve the Amendment to the Articles of Incorporation of McIntosh Bancshares, Inc. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION OF McINTOSH BANCSHARES, INC.

BUSINESS

General

McIntosh Bancshares, Inc. (the “Company”), a registered bank holding company, was incorporated under the laws of Georgia in 1990 and acquired 100% of the outstanding shares of McIntosh State Bank (the “Bank”) on April 25, 1991. The Bank was incorporated under the laws of Georgia on February 14, 1964. In March 1998 the Company capitalized a wholly owned subsidiary, McIntosh Financial Services, Inc. (“MFS”), which was incorporated under the laws of Georgia on January 8, 1998.

Services

The Bank is a community oriented, full-service commercial bank, serving the Georgia counties of Butts, Jasper, and South Henry through offices in Jackson, Monticello, Locust Grove and McDonough. The Bank has six automated teller machines (ATMs). The Bank emphasizes autonomy for each office with decisions made locally. The Bank offers checking, savings, individual retirement, and time deposit accounts, safe deposit boxes, issues ATM and debit cards, conducts wire transfers, and offers internet banking and cash management services. The Bank offers lending services for purposes such as commercial, industrial, real estate, municipal, and leasehold financing as well as offers personal secured and unsecured credit. The Bank provides secondary market financing for conforming residential real estate loans through conventional, Veterans Administration, Federal Housing Administration, or Rural Development Authority programs. Neither the Company nor the Bank generates a material amount of revenue from foreign countries, nor does either have material long-lived assets, customer relationships, mortgages or servicing rights, deferred policy acquisition costs, or deferred tax assets in foreign countries. Thus, the Company has no significant risks attributable to foreign operations.

MFS offers mutual fund investments, fixed and variable annuities, life, health, and long term care insurance, estate planning, and investment management services. MFS has separate offices in the Bank’s Jackson, Monticello and McDonough offices.

Loans

The Bank grants both secured and unsecured loans to individuals and businesses. As of December 31, 2009, the Bank’s loan portfolio totaled $277,017,008.

Although the Bank has a diversified loan portfolio, a substantial portion is secured by improved and unimproved real estate which is dependent on the real estate market. As of December 31, 2009, the Bank had a concentration of loans to finance the acquisition, development, and construction (AD&C) of multifamily, commercial, and residential real estate. This AD&C concentration, including associated unfunded commitments, totals $44,763,651 and represents 15% of gross loans and unfunded loan commitments. The Bank has established a maximum of 20% of gross loans plus unfunded commitments on the AD&C portion of the portfolio.

Lending Policy

Standards for extensions of credit are contained in the Bank’s loan policy. Loans are predominately from borrowers within the Bank’s delineated areas of Butts, Jasper, Henry, Greene and Putnam counties. Loans are granted to individuals or businesses on either an unsecured or secured basis. Limits covering the maximum amount of indirect and direct debt to any one borrower, the maximum amount a loan officer may lend, the maximum amount of funds that may be advanced on certain collateral, and the maximum lending authority of the Bank’s loan committee and individual loan officers are contained in the loan policy. The loan policy is reviewed and approved annually by the Bank’s board of directors.

Loans secured by 1-4 family residential real estate are governed by the following underwriting standards:

(a)  Owner occupied first mortgage—89% or less loan-to-value (LTV), 30 year amortization, and debt-to-income not to exceed 40%;

(b)  Investor first mortgage—85% or less LTV, 30 year amortization, and debt service requirement minimum of 1.25:1;

(c)  Construction first mortgage—75% LTV on speculative construction and 80% LTV on presold construction, amortized 15 years if unpaid after 24 months of origination, and debt service requirement minimum of 1.25:1, and;

(d)  Home equity second mortgage—85% or less LTV after considering the unpaid balance of the first mortgage, revolving line of credit with 10 year balloon of principal and interest monthly; and debt-to-income not to exceed 40%.

Loan Review and Non-Performing Assets

The Bank contracts with a third party for its loan review. The scope of loan review represented a cumulative total of 60% of the portfolio outstanding as of December 31, 2009, and included all commercial credits in excess of $500,000, all classified (Substandard and Doubtful) or Watch rated loans, and a sample of the consumer loan portfolio. Also included in the scope of loan review are loan administration matters such as potential violations of law, policy and documentation exceptions, and credit collection efforts. Loan review is conducted quarterly. The results are presented to the Company’s Board of Directors and Audit Committee.

All loans are graded according to an initial risk assessment conducted by the originating loan officer. Thereafter, loan grades may change based on results of the external loan review process or an examination, at the direction of an office President, or if the loan becomes delinquent. The Bank’s practice is to charge-off unsecured loans when they become 120 days past due or are rated Loss. The Bank places loans on nonaccrual status once they become 90 days past due. Exceptions may apply if the loan is consumer installment debt or if the loan is secured by a 1-4 family residence and in the process of collection. Nonaccrual loans and loans rated Substandard or Doubtful in excess of $400,000 and secured by real property are reviewed for impairment. Loans deemed collateral dependent are charged down to their net realizable value based on a current valuation of the collateral.

Investment Policy

The Bank’s investment policy establishes objectives for the investment portfolio and the guidelines for bank investments. Bank investments provide liquidity to accommodate deposit or loan fluctuations, secure public deposits, and supplement bank earnings consistent with liquidity, interest sensitivity, and credit quality considerations. Provisions of the investment policy address investment authority and oversight, permissible investments, accounting treatment, selection and monitoring of broker/dealers, and unsuitable investment practices. Portfolio composition and performance as well as individual transactions are regularly reviewed by the Bank’s Asset/Liability Committee (ALCO) and the board of directors. The investment policy is reviewed and approved by the Board of Directors annually.

Asset/Liability Management

The Bank’s interest rate risk and liquidity policy establishes an ALCO which is responsible for measuring, monitoring, and managing exposure to adverse interest rate movements. ALCO is composed of the Bank’s CEO, President, CFO, office Presidents, VP of Accounting, Chief Credit Officer and two outside directors. The Bank manages exposure to interest rate movements by modeling static gap, earnings at risk, and economic value of equity (EVE).

Bank management attempts to achieve consistent growth in net interest income (NII) while limiting volatility arising from changes in interest rates. Measuring the maturity and repricing characteristics of assets and liabilities or gap is one method Bank management utilizes to manage exposure to interest rates. The projected repricing and prepayment attributes of earning assets and interest bearing liabilities are based on the current interest rate environment and are subject to change as interest rates fluctuate. The Bank has established guidelines for this measure where cumulative gap must be within positive and negative 15% over select time periods. The following table outlines the Bank’s cumulative gap for the years ending December 31, 2009 and 2008, respectively.

	Time Horizons
Cumulative GAP	6 months	1 year	2 years	5 years	10 years
2008	–3.11%	–10.40%	–9.30%	–2.67%	0.05%
2009	–10.81%	–18.21%	–9.78%	–13.92%	–12.21%

Simulation, or earnings at risk, modeling is also utilized by the Bank to manage interest rate risk. The upcoming 12 month time period is simulated to determine a baseline NII forecast and the sensitivity of this forecast to changes in interest rates. The baseline earnings at risk measure incorporates management’s estimate of interest rates over the upcoming 12 months and applies those assumptions to earning assets and interest bearing liabilities. The one year measure is outside of guideline of above –15%. We are working to resolve this by shortening maturities of assets and lengthening maturities of liabilities whenever possible.

Projected rates and volumes for new and renewed loans and deposits are assumed based on experience and forecasts, but are significantly dependent on market conditions. Management measures the change to baseline NII via rate shocks of 100, 200, and 300 basis points (bps). The Bank has established a maximum of a 20% change in baseline NII as a result of the respective rate shocks. The following table outlines the effect of changes in projected NII over the next 12 months as of December 21, 2009 and 2008, respectively.

	Rate Shock
Change in NII	–300 bps	–200 bps	–100 bps	+100 bps	+200 bps	+ 300 bps
2008	–12.76%	–8.17%	–3.42%	–1.66%	–4.00%	–4.22%
2009	–8.84%	–4.15%	1.14%	–6.05%	–11.51%	–15.67%

Bank management also utilizes EVE to monitor and manage the longer term impact of interest rate movements on the Bank’s capital. EVE attempts to measure the change in cash flows of earning assets and liabilities as rates change. Management measures the change to baseline EVE via rate shocks of 100, 200, and 300 bps. The Bank has established a maximum of a 20% change in baseline EVE as a result of the respective rate shocks. The following table outlines the effect of changes in projected EVE as of the years ending December 31, 2009 and 2008, respectively.

	Rate Shock
Change in EVE	–300 bps	–200 bps	–100 bps	+100 bps	+200 bps	+300 bps
2008	–18.05%	–4.96%	0.56%	–1.18%	–3.29%	–5.83%
2009	–17.71%	–5.54%	1.92%	–1.09%	–2.07%	–2.57%

Liquidity is measured utilizing a calculation accepted by the Bank’s regulatory authorities. A liquidity ratio of 10% or greater and a loan to funding ratio of less than 85% have been approved by the board of directors as suitable measures of liquidity. As of December 31, 2009, the Bank’s liquidity and loan to funding ratios were 13.3% and 71.6%, respectively. Secondary sources of liquidity include the following: a $6.5 million line of credit with a correspondent bank; the Federal Home Loan Bank of Atlanta totaling $14 million, and the Federal Reserve Bank of Atlanta totaling $15 million. As of December 31, 2009, $14 million was outstanding under these lines.

Payment of Dividends

The Company is a legal entity separate and distinct from the Bank. Most of the revenues of the Company result from dividends paid to it by the Bank. There are statutory and regulatory requirements applicable to the payment of dividends by the Bank to the Company, its shareholder. Under Georgia Department of Banking and

Finance (“DBF”) regulations, the Bank may not declare and pay dividends out of retained earnings without first obtaining the written permission of the DBF unless such bank meets the following requirements: (i) total classified assets as of the most recent examination of the bank does not exceed 80% of equity capital (as defined by the regulation); (ii) the aggregate amount of dividends declared or anticipated to be declared in the calendar year does not exceed 50% of the net profits after taxes but before dividends for the previous calendar year; and (iii) the ratio of equity capital to adjusted assets is not less than 6%.

The payment of dividends by the Company and the Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. The Federal Reserve maintains that a bank holding company must serve as source of financial strength to its subsidiary banks. As a result, the Company may be required to provide financial support to the Bank at a time when, absent such Federal Reserve requirement, the Company may not deem it advisable to provide such assistance. Similarly, the Federal Deposit Insurance Corporation (“FDIC”) maintains that insured banks should generally only pay dividends out of current operating earnings and dividends should only be declared and paid after consideration of the bank’s capital adequacy in relation to its assets, deposits, and such other items. For 2010, dividends paid to the Company from the Bank are not permissible as the Bank made no profit in 2009. During the year ending December 31, 2009, the Company paid no dividends to shareholders.

Employees

At December 31, 2009 the Company had 112 full time equivalent employees. The Company is not a party to any collective bargaining agreement.

Regulatory Order

We have strong ties to our community and have worked with our neighbors to enable these areas to grow and prosper. Much of that growth and prosperity was built on the development of property for housing and business expansion. We made many sound loans to finance such activities and never participated in the sub-prime lending market.

During 2008, our state and our nation faced challenging economic conditions on a scale greater than have been experienced in decades. Like many other community banks, those conditions impacted our Bank.

Recently, we have seen real estate values decline for residential housing and lots. The demand for homes and commercial properties has also declined significantly, and unemployment has increased. As a result, residential and commercial real estate builders and developers, as well as consumer and small business borrowers, experienced difficulty repaying loans to us and to other banks. At the same time, many of these same borrowers watched their retirement savings decline significantly. Because the Bank’s loan portfolio is a reflection of our individual loan customers, the impact of the economy on them has had a corresponding impact on our Bank.

On October 15, 2009, the Bank, the subsidiary bank of the Company, signed an Order to Cease and Desist (the “Order”) issued by the DBF, in consultation with the FDIC. The Order was countersigned by the DBF and the FDIC on October 23, 2009.

The Order is based on the findings of the DBF during an on-site examination conducted as of February 2, 2009. The Order identified the following practices requiring remedial action, which the Board did not admit nor deny: operating with supervision and direction over the Bank’s financial affairs that needs to be improved; operating with a volume of adversely classified assets that needs to be decreased; operating with an allowance for loan and lease losses (“Allowance”) that needs to be increased; operating with level of capital that needs improvement in light of the Bank’s risk profile; operating with an excessive volume of credit concentrations; operating with liquidity that needs improvement; operating with a large volume of nonearning assets; and operating in apparent violations of rules, regulations, and policy statements.

To address the findings of the on-site examination, the Order contains certain operational and financial restrictions related primarily to the Bank’s asset quality, concentrations of credit, allowance for loan and lease losses, and capital. The Bank will be required, among other things, to do the following:

•

Increase Board participation in the affairs of the Bank, which includes holding meetings at least monthly and establishing a Directors’ Committee made up of a majority of members who are not officers, to receive reports from management and report to the Board;

•	Assess management’s qualifications and ability to comply with the Order and applicable laws and regulations and to operate the Bank in a safe and sound manner;

•	Charge-off all assets classified as “Loss” and 50% of assets classified as “Doubtful” in any official report of examination from the FDIC or the DBF;

•	Reduce the aggregate balance of assets classified as “Substandard” or “Doubtful” in accordance with a schedule provided in the Order;

•	Restrict extensions of credit to any borrower whose extension of credit has been, in whole or in part, charged-off or adversely classified;

•	Formulate a plan to reduce risk exposure for any lines of credit that are adversely classified by the FDIC or the DBF and in the aggregate are $1,000,000 or more as of the date of the examination;

•	Enhance the Bank’s internal loan review program;

•	Maintain an adequate allowance, review the adequacy of the allowance and ensure that its policy for determining the adequacy is comprehensive;

•	File a capital plan with the FDIC and the DBF;

•	Maintain (a) Tier 1 Capital at or above 8% of total assets and (b) total risk-based capital at or above 10% of total risk-weighted assets;

•	Review and, if necessary, revise its written plan detailing appropriate strategies for managing acquisition, development and construction (ADC), and commercial real estate concentration levels;

•	Perform a risk segmentation analysis on credit concentrations;

•	Review and, if applicable, revise its written liquidity, contingent funding, and asset liability management plans;

•	Obtain a waiver from the FDIC prior to accepting, renewing, or rolling over any brokered deposits;

•	File a long-term strategic plan with the FDIC and the DBF;

•	Correct all cited violations of regulations and contraventions of policy cited in the Bank’s Report of Examination;

•	Refrain from paying dividends, directors’ fees, or bonuses without prior regulatory approval; and

•	File progress reports with the FDIC and the DBF.

Since the completion of the examination, the Board of Directors has aggressively taken steps to address the findings of the exam. The Bank and its Board of Directors have taken an active role in working with the DBF to improve the condition of the Bank and have already addressed many of the items included in the Order.

The Company and the Bank believe that the proactive steps the management and Board have already undertaken, together with those they plan to take in the future, will help the Bank address the Order and the concerns that gave rise to the Order. Banking products and services and hours of business are the same, and the Bank’s deposits are insured by the FDIC to the maximum limits allowed by law.

This Order does not prevent us from continuing to fully service our customers’ needs and to operate the Bank as we deem best. Instead, this Order is primarily in place due to the decline in capital and our increased level of problem assets. While things have not returned to the stress-free environment we all look forward to, significant progress is being made. Like any business in this area, we suffered through the downturn, and now we will have the opportunity to again prosper as the economy continues its recovery.

Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchase of Equity Securities

There is no established public trading market for the Company’s common stock. It is not traded on an exchange or in the over-the-counter market. There is no assurance that an active market will develop for the Company’s common stock in the future. Therefore, management of the Company is furnished with only limited information concerning trades of the Company’s common stock. The following table sets forth for each quarter during the most two recent fiscal years the number of shares traded and the high and low per share sales prices to the extent known to management, and has been adjusted for the 2 for 1 stock split effective June 1, 2007.

YEAR 2009	NUMBER OF SHARES TRADED	HIGH SALES PRICE (Per Share)	LOW SALES PRICE (Per Share)
First Quarter	0 Shares	$—	$—
Second Quarter	1,000 Shares	$2.01	$2.01
Third Quarter	9,344 Shares	$1.00	$1.00
Fourth Quarter	1,038 Shares	$2.25	$1.00

YEAR 2008	NUMBER OF SHARES TRADED	HIGH SALES PRICE (Per Share)	LOW SALES PRICE (Per Share)
First Quarter	6,405 Shares	$20.00	$19.00
Second Quarter	1,819 Shares	$20.00	$16.00
Third Quarter	1,153 Shares	$15.00	$8.00
Fourth Quarter	0 Shares	$—	$—

The Company paid one quarterly dividend totaling $0.09 per share in 2008, on a split adjusted basis and no dividends were paid in 2009. Any declaration and payment of dividends will be based on the Company’s earnings, economic conditions, and the evaluation by the Board of Directors of other relevant factors. The Company’s ability to pay dividends is dependent on cash dividends paid to it by the Bank, its wholly-owned subsidiary. The ability of the Bank to pay dividends to the Company is restricted by applicable regulatory requirements.

As of April 20, 2010 there were 3,252,581 shares of the Company’s common stock issued and outstanding held of record by approximately 660 persons (not including the number of persons or entities holding stock in nominee or street name through various brokerage houses).

In 1998 the Company adopted an incentive stock option plan (1998 Plan) which authorized the Company to issue to officers and other key employees of McIntosh State Bank options to purchase in the aggregate as many as 35,000 shares of the Company’s common stock. The number of shares so authorized was subject to increase in the event, among other matters, of a stock dividend. As a result of the stock dividends declared by the Company in 1999, 2000, 2001, 2005 and 2007, there are now 46,266 shares of its common stock for which such options may be granted. As of April 20, 2010, all options available under the plan have been granted and 86,125 options expired unexercised during 2009.

In 2006 the Company adopted a compensation plan (2006 Plan) which authorizes the Company to issue to directors, officers and employees of the Company and its affiliates incentive stock options, nonqualified stock options, and/or restricted stock. The 2006 Plan permits up to 210,000 shares of the Company’s common stock to be issued; however, no more than 50,000 shares can be available for issuance as restricted stock. As of December 31, 2009, no restricted shares have been issued. As April 20, 2010, 67,501 incentive stock options have been granted; however, no options have been exercised.

Unregistered Sales of Equity Securities

On December 29, 2008 the Company issued 441,605 common shares to its directors and select executive officers for $6.85 per share. Proceeds from the sale totaled $2,984,619, net of a $40,375 placement fee. The common stock was offered and sold only to accredited investors, as the term is defined under the Securities Act of 1933 and the Company relied on the exemption provided under Rule 506 of Securities Act with respect to the transaction.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information relating to the Company’s equity compensation plans as of December 31, 2009.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price of outstanding options warrants and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(1)
Equity compensation plans approved by security holders	113,767	$17.54	135,000
Equity compensation plans not approved by security holders	None	$—	—

Total	113,767	$17.54	135,000

(1)	Split Adjusted

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

The Board of Directors of the Company is currently composed of six (6) members, each of whom serves for a term of three (3) years. Mr. Thurman Willis retired effective December 31, 2009. Executive officers are elected annually by the Board of Directors and serve at the Board’s discretion.

The following table sets forth information with respect to the directors and executive officers of the Company.

Name	Age	Position	Year First Elected or Appointed(1)	Expiration of Term
William K. Malone	62	Chairman of the Board and Chief Executive Officer of McIntosh Bancshares, Inc., Chairman of the Board and Chief Executive Officer of McIntosh State Bank, Director of McIntosh Financial Services, Inc.	1976	2010

George C. Barber	51	Director	2004	2010

John L. Carter	61	Director	1995	2011

Dennis Keith Fortson	55	Director	1989	2012

William T. Webb	65	Director	1995	2011

J. Paul Holmes(2)	70	Director	2004	2010

Bruce Bartholomew	54	President and Chief Operating Officer	—	—

Darren M. Cantlay	39	Chief Financial Officer	—	—

(1)	Refers to the year the individual first became a director of the Bank or Company. All directors of the Bank in 1990 became directors of the Company when it was incorporated in that year.
(2)	Mr. Holmes is not standing for re-election and will retire from the Board of Directors effective on the date of the annual meeting due to reaching the mandatory retirement age of 70.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary of Cash and Certain Other Compensation

The following table sets forth the cash and non-cash compensation awarded to or earned by the Chief Executive Officer and for the Company’s two other most highly compensated named executive officers whose total salary and bonus exceeded $100,000 in 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(8)		All Other Compensation ($)(4)	Total ($)
William K. Malone, Chairman and CEO	2009	$202,428	0	0	0	$1,911	(5)	$11,416	$215,755
	2008	$222,188	0	0	0	$118,267	(5)	$18,313	$358,768

Thurman L. Willis, Jr., President and COO(1)	2009	$166,829	0	0	0	$1,911	(6)	$3,035	$171,775
	2008	$177,750	0	0	0	$135,524	(6)	$12,149	$325,423

Bruce E. Bartholomew, President and COO	2009	$145,843	0	0	0	$1,911	(9)	$4,835	$152,589
	2008	$154,000	0	0	0	$21,319	(9)	$9,708	$185,027

James P. Doyle, EVP/CFO McIntosh State Bank(1)	2009	$89,173	0	0	0	$0	(7)	$0	$89,173
	2008	$144,715	0	0	0	$7,363	(7)	$4,098	$156,176

(1)	Mr. Willis resigned from the Company on December 31, 2009, and Mr. Doyle resigned from the Company on August 4, 2009.
(2)	Represents the aggregate fair value of stock option grants at time of award. See Footnote 11 of the Company’s 2009 audited financial statements for valuation assumptions.
(3)

Represents non-equity incentive plan compensation paid under the Bank’s annual performance incentive plan. A plan discussion is on the next page. Bonus is paid based on performance for the year in which it is reported. Actual payout occurs within the first quarter the following year.

(4)

Includes profit-sharing contributions and 401(k) match contributions to the employee’s account in the amounts that individually total less than $10,000 per year per participant. All employees with one year service are eligible for profit sharing and up to 3% match on amounts deferred into the Company’s 401(k) plan. For 2009 and 2008 there were no profit sharing contributions.

(5)

Includes the liability incurred by the Company for the employee’s salary continuation plan in the amounts of $0.00 and $118,267 for the years 2009 and 2008, respectively. During 2009, two of three salary continuation plans were terminated and the employee forfeited $556,201. Also includes contributions to the employee’s pension plan in the amounts of $1,911 for 2009.

(6)

Includes the liability incurred by the Company for the employee’s salary continuation plan in the amounts of $0.00 and $135,524, for the years 2009 and 2008, respectively. During 2009, one of two salary continuation plans were terminated and the employee forfeited $281,103. Also includes contributions to the employee’s pension plan in the amounts of $1,911 for 2009.

(7)

Includes the liability incurred by the Company for the employee’s salary continuation plan in the amounts of $0.00 and $7,363, or the years 2009 and 2008, respectively. During 2009 the salary continuation plan was terminated and the employee forfeited $33,117. Also includes contributions to the employee’s pension plan in the amounts of $1,911 for 2009.

(8)

The change in nonqualified deferred compensation/salary continuation plans is determined by present valuing the plans contractual payments at a 5.12% discount rate to arrive at a current accrued obligation assuming straight-line accruals for obligations to retirement.

(9)

Includes the liability incurred by the Company for the employee’s salary continuation plan in the amounts of $0.00 and $21,319 for the years 2009 and 2008, respectively. During 2009 the salary continuation plan was terminated and the employee forfeited $102,140. Also includes contributions to the employee’s pension plan in the amounts of $1,911 for 2009.

The Compensation Committee met twice during 2009 to assess the adequacy of the compensation packages of the Company’s named executive officers. The Compensation Committee has concluded that compensation packages provided to the Company’s executive officers in 2009 are designed to attract and retain the highest caliber individual while monitoring the compensation policies to ensure proper risk management. Given the Compensation Committee’s expectation that the challenging economic environment would continue into 2009, the Compensation Committee decided to eliminate all bonus programs for the named executives for 2009. In addition, during 2008 and 2009, salaries for Messrs. Malone and Willis were reduced by a total of 10.5%.

The Compensation Committee met in April 2009. After considering the capital needs of the Bank and reviewing the economic details of the deferred compensation plans in place for the directors and named executives, the Compensation Committee recommended terminating the deferred compensation plans for the directors and named executives with the exception of plans currently in payment status for Messrs. Malone and Willis. By terminating these deferred compensation plans, the benefit accruing to the Bank totals $1,016,827 before tax. The deferred compensation plans currently in payment status will continue to pay Messrs. Malone and Willis $48,000 and $24,000 per year for 20 years and 15 years, respectively.

Annual Cash Incentive Plan

The annual cash incentive plan is a non-qualified bonus plan administered under the direction of the Board of Directors. This plan is offered at the sole discretion of the Board of Directors and may be amended or discontinued according to the judgment of the Board of Directors. The Board of Directors has the right to alter any and all features of the plan to ensure that the intent and design of the plan is consistent with the Bank’s strategic and budget goals for the upcoming year, and that the plan effectively adds value for the shareholders through higher profits and growth at the Bank. The plan is designed on an annual basis to reward participants for producing above-average, long-term profitability for the Bank, and for performing beyond the levels called for by normal job descriptions.

A participant must be employed on December 31st of a plan year to be eligible to receive any bonus payments. Each participating officer or employee can earn awards up to certain limits of their base salary. Each participant is assigned a sliding scale percentage of base salary along which they can earn awards based on performance against goals in the plan. The sliding scale set for each participant reflects the individual’s rank and degree of responsibility within the Bank. The higher the level of responsibility in the organization, the higher the participant’s bonus potential will be as a percentage of their base salary.

Goals are set for the Bank, for each office, and in many cases for individuals. First, a menu of important Corporate Goals is set each year that will affect everyone at the Bank. Then, menus of important Office-Specific Goals will also be set, and individuals will be tied to their respective offices as a team on such goals. Finally, individual performance goals may be set for numerous participants to reward for personal production or contributions to selected efforts.

Each factor will be assigned a sliding performance scale, with a starting “Trigger” point to indicate the level of achievement that must be attained to earn awards, a “Target” level which is the midpoint for payout, and “Superior” which is the maximum payout allowed under the plan. The sliding scales are calibrated to standards satisfactory to the Board of Directors each year. A personal grid will then be designed for each participant to specify which factors the participant must meet and in what proportion.

To protect the interests of shareholders, the Board has set a fail-safe level of profit performance that must occur before the entire plan is allowed to operate. The Bank must achieve at least 75% of the return on asset (ROA) goal set for the plan year in the Board approved annual budget. Once this ROA hurdle is cleared, every factor in the plan is measured and tracked independently during the year. Some factors may produce bonus payouts, while other factors may fall short of their performance scales and produce no payout. If the Bank fails to achieve the ROA hurdle for any plan year, then no incentive plan bonuses will be paid for the plan year unless the Board of Directors specifically authorizes that payments be made to one or more of the participants.

The Compensation Committee could not justify establishing an incentive plan for 2008 or 2009 given the poor operating environment the bank faced. Therefore, no incentive payments were made in 2008 or 2009.

Employee Agreements

The Bank has entered into a change in control agreement with William K. Malone. The agreement provides that in the event the employee is terminated within a specified period of time following the merger, acquisition or other change in control of either the Company or the Bank, other than for cause or the employee’s disability, retirement or death, or in the event the employee terminates the employment for reasons specified in the agreement, the employee shall be paid the salary, bonuses and benefits provided for during his employment for the balance of that period. For Mr. Malone the benefits are for a period of two (2) years. The agreement was entered into on March 12, 1998 and amended July 17, 2008. The July 17, 2008 amendment was necessary in order for the agreement to comply with provisions of Section 409A of Internal Revenue Code. The agreement is for an initial term of three (3) years, and is subject to being renewed by the Board of Directors in its discretion for consecutive one (1) year terms. The agreement is presently in effect with Mr. Malone.

The following table sets forth for each of the named executive officers a summary of stock options granted. Table values are adjusted to reflect the Company’s 2:1 split paid June 1, 2007.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2009

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
William K. Malone, CEO
2003 Grant	18,750	0	N/A	$12.80	9/18/2013
2006 Grant	12,800	11,200	N/A	$20.00	7/18/2016

Thurman L. Willis, Jr., President and COO
2003 Grant	11,251	0	N/A	$12.80	3/31/2010
2006 Grant	7,200	4,800	N/A	$20.00	3/31/2010

Bruce E. Bartholomew, President and COO McIntosh State Bank
2003 Grant	5,000	0	N/A	$12.80	9/18/2013
2006 Grant	5,100	3,400	N/A	$20.00	7/18/2016

All option awards, except for Mr. Malone’s 2003 and 2006 grants, vest at the anniversary of the grant evenly over 5 years.

Mr. Malone’s 2003 and 2006 option awards vest over the following schedules:

2003 Grant—40%	at the 1 year anniversary of grant and the remainder at the anniversary of the grant evenly over 4 years.

2006 Grant—11%	per year in years 0-2, 21% per year in years 3-5, and 4% in year 6.

Stock Option Awards

The 2006 Plan was approved by the Company’s shareholders in 2006 in order to provide a strong incentive to employees and Directors to achieve long-range goals, aid in attracting and retaining employees and Directors of outstanding ability, and closely align their interests with those of shareholders. The 2006 Plan awards may take the form of incentive stock options (ISOs), non-qualified stock options, stock appreciation rights settled in stock (SARs), and restricted stock. These alternate types of grants give the Company’s Compensation Committee and the Board the flexibility to select the most performance-effective and cost-efficient long term incentives to meet different performance and compensation goals.

The Compensation Committee engaged an independent third party compensation consultant (Consultant) to determine the need, if any, for grants under the 2006 Plan. As part of this review, the Consultant summarized the grants currently outstanding and the respective grantees. By calculating a ratio of outstanding grants to outstanding common shares and analyzing typical annual grant patterns of a peer group of community banking companies similarly situated, the Consultant determined that the Compensation Committee should grant 81,656 ISO’s or equity equivalents to remain competitive with other community banking companies. The Compensation Committee agreed to grant 80,000 ISOs and the Consultant recommended that the CEO be granted 30% of that total. The Compensation Committee believes this grant not only recognizes the CEO’s efforts to grow and increase the profitability of the Company but also helps to retain his services via a six year vest schedule. The CEO was allowed to allocate the remaining grants to other select officers within the Company. Grant factors for other officers, including executive officers, were degree of responsibility, contribution toward achieving strategic objectives, and retention considerations. The named executive officers were awarded 59% of the remaining ISO grants. All 2006 ISO grants were issued at the then current market value of the common stock of $20.00 per share (split adjusted).

Director Compensation

In 2003, the Company instituted a Director Retirement Plan. The plans cover the following directors: D. Keith Fortson, John L. Carter, and William T. Webb. However, in April 2009, the directors agreed to terminate these plans and forego the benefits accrued to them under these plans in the amount of $66,119.

Each director of the Company is paid $800 for each meeting of the Board of Directors, regardless of whether that meeting is attended. Each committee member is also paid $100 for each committee meeting attended. However, in September 2008, the Board of Directors elected to forego collection of board and committee fees until September 2010. At that time, the Board of Directors will reconsider whether to reinstitute board and committee fees.

The following table outlines director compensation for the fiscal year ending December 31, 2009:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)	Total ($)
William K. Malone	$0	$0	$0	$48,000	$0	$48,000
Dennis Keith Fortson	$0	$0	$0	$0	$0	$0
John L. Carter	$0	$0	$0	$0	$0	$0
J. Paul Holmes	$0	$0	$0	$0	$0	$0
William T. Webb	$0	$0	$0	$0	$0	$0
George C. Barber	$0	$0	$0	$0	$0	$0
Thurman L. Willis	$0	$0	$0	$24,000	$0	$24,000

(1)	Represents the liability incurred or payments made by the Company for the Director’s Retirement Plan for 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables sets forth, as of April 1, 2010, persons or groups who are known by the Company to own more than five percent (5%) of its common stock, and also sets forth, as of that same date, common stock ownership by directors, nominees and executive officers of the Company. Other than as noted below, management knows of no person or group that owns more than five percent (5%) of the outstanding shares of the Company’s common stock.

Name and Address of Beneficial Owners, Directors, Nominees, and Executive Officers	Amount and Nature of Beneficial Ownership(1)		Percent of Shares of Common Stock Outstanding
Estate of Rufus Adams Carol Garland—Executrix 4349 Old Club Road Macon, Georgia 31210	276,902	(2)	8.35%

Barber/Brewer Family 227 Willow Ridge Lane Jackson, GA 30233	169,282	(3)	5.11%

George C. Barber (Director) 229 Buttrill Road Jackson, Georgia 30233	59,228		1.79%

John L. Carter (Director) 415 Briarcliff Road Jackson, Georgia 30233	129,514		3.91%

Dennis Keith Fortson (Director) 333 Fox Hollow Wood Jackson, Georgia 30233	85,448	(4)	2.58%

J. Paul Holmes (Director) 692 College Street Monticello, Georgia 31064	36,330		1.10%

William K. Malone (Chairman, CEO) 206 Briarcliff Road Jackson, Georgia 30233	111,531	(5)	3.37%

William T. Webb (Director) 118 Freeman Street Jackson, Georgia 30233	234,570	(6)	7.08%

All Directors, Nominees and named Executive Officers as a Group (8 persons)	656,621		19.81%

(1)

Includes shares of common stock held directly as well as by spouse or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise control voting and investment power.

(2)	Includes 1,170 shares owned by Mrs. Garland’s spouse, with respect to which Mrs. Garland disclaims beneficial ownership, and 252,870 shares owned by Rufus Adams Family Limited Partnership.
(3)

The Barber/Brewer family consists of Ellen Brewer and the Estate of Charlotte Barber. Each of these individuals own 50,000 and 53,542 shares, respectively. The listed total includes 6,236 shares held by the children of Charlotte Barber. In addition, the listed total includes 59,504 shares owned by the George W. Caston Trust. Ellen Brewer, the Estate of Charlotte Barber and the George W. Caston Family Trust each disclaim beneficial ownership of those shares not titled in their respective names.

(4)	Includes 14,404 shares held by Dr. D. Keith Fortson as custodian for minor children.
(5)

Includes 2,274 shares owned by Mr. Malone’s spouse. Mr. Malone disclaims beneficial ownership to these shares. Also includes options to purchase 31,550 shares of common stock granted pursuant to the McIntosh Bancshares, Inc. 1998 and 2006 Incentive Stock Option Plans which are exercisable in the next sixty days.

(6)	Mr. Webb owns all of his shares directly with other family members.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During the year ended December 31, 2009, the Board of Directors of the Company held eight meetings and the Board of Directors of McIntosh State Bank held 13 meetings. All of the directors of the Company and McIntosh State Bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served. All directors, with the exception of Messrs. Malone and Willis, are independent as defined by the Financial Industry Regulatory Authority (FINRA).

Leadership Structure of the Board

In accordance with the Company’s Bylaws, the Board of Directors elects our Chief Executive Officer and our Chairman, and each of these positions may be held by the same person or may be held by two persons. Currently, Mr. William K. Malone serves as both Chairman of the Company and the Bank and Chief Executive Officer of the Company and the Bank. The Board of Directors believes that combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy and provides an effective leadership model for the Company. In light of the active involvement by all independent directors, the Board of Directors has not specified a lead independent director at this time. The Board of Directors believes that the current structure of the Board of Directors is appropriate to effectively manage the affairs of the Company and the best interests of the Company’s stockholders.

Board’s Role in Risk Oversight

The Board of Directors is actively involved in oversight of risks that could affect the Company and the Bank. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below, but the full Board has retained responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company and the Bank.

Audit Committee

The Company has an audit committee of the Board of Directors, which is comprised of four independent members, as defined by the FINRA. The audit committee recommends to the Board of Directors the independent accountants to be selected as the Company’s auditors and reviews the audit plan, financial statements, and audit results.

The names of each member of the Company’s audit committee are: D. Keith Fortson (Chairman), John L. Carter, George C. Barber, and William T. Webb. The Board of Directors adopted a written charter in 2002 for the audit committee, which is reviewed and reassessed for adequacy on an annual basis. The Audit Committee charter is available on the Company’s website at www.mcintoshbancshares.com. The audit committee does not have a financial expert as defined under Section 407 of the Sarbanes-Oxley Act of 2002. The Board of Directors has determined each member’s financial acumen to be very strong and therefore an audit committee financial expert, as defined, is not necessary for there to be a satisfactory discharge of the committee’s responsibilities to the Board of Directors and its shareholders.

The audit committee met seven times in 2009. The audit committee has the responsibility of reviewing the company’s financial statements, evaluating internal controls over financial reporting, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditor the results of the audit and management’s responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the Board of Directors.

Audit Committee Report

The audit committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2009 with management. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended. The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent accountants their independence and has concluded the independent auditors are independent from the Company and its management. Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited financial statements referred to above be included in McIntosh Bancshares, Inc.’s Annual Report on Form 10-K for filing with the Commission.

The Audit Committee Report was submitted by the members of the audit committee on March 24, 2010: D. Keith Fortson, John L. Carter, George C. Barber, and William T. Webb.

Nominating Committee

The Company has a nominating committee of the Board of Directors, which is comprised of five independent members, as defined by FINRA. The names of each member are: William T. Webb (Chairman), George C. Barber, John L. Carter, D. Keith Fortson, and J. Paul Holmes. The committee has adopted a written charter, a copy of which is available on the Company’s website at www.mcintoshbancshares.com. The nominating committee met once in 2009. The committee does not have a formal written process for identifying and evaluating nominees. However, in addition to meeting the qualification requirements set forth by the Georgia Department of Banking and Finance, a possible director candidate must also meet the following minimum criteria to be considered: independence, highest personal duties as a director, impact on the diversity of the board’s overall experience in business, government, education, technology and other areas relevant to the Company’s business, impact on the diversity of the board’s composition in terms of age, skills, ethnicity and other factors relevant to the Company’s business, and number of other public company boards on which the candidate may serve (generally, should not be more than three public company boards in addition to the Company).

The nominating committee recommends and votes on a slate of nominees to be put forth to a vote by the Company’s shareholders. The Company does not currently have a formal written policy with regard to the consideration of any director candidates recommended by security holders. The Board has determined that in view of the Company’s relative size and shareholder base, such a policy has been unnecessary in the past, although it will continually evaluate the appropriateness of developing such a policy in the coming year. Each nominee has been recommended for inclusion in the Company’s proxy and by the unanimous vote of the nominating committee.

Compensation Committee

The compensation committee has the authority and responsibility for establishing the compensation plans for the Company. The compensation committee met twice in 2009. Its duties include the development with management of all benefit plans for employees of the Company, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. The compensation committee did not delegate the authority nor engage consultants to set and oversee the Company’s compensation plans for named executive officers with the exception of that outlined under Stock Option Awards. The compensation committee has not established a committee charter. The compensation committee is comprised of the following independent directors: John L. Carter (Chairman), J. Paul Holmes, William T. Webb, George C. Barber, and D. Keith Fortson.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Interests of Management and Others in Certain Transactions

The Bank has followed a policy of granting various types of loans to executive officers and directors, to their family members, and to certain entities in which they have an interest. However, the loans have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank’s other customers, and do not involve more than the normal risk of collectibility, or present other unfavorable features. Otherwise, neither the Company nor the Bank has during the last two (2) years entered into, nor is there proposed, any transaction in which any director, executive officer, director nominee, or principal shareholder, or any member of their immediate family, had a direct or indirect material interest. As of December 31, 2009 directors and executive officers of the Company and entities with which they are affiliated were indebted to the Bank in the aggregate amount of $1,674,032.

The Company and the Bank have banking and other transactions in the ordinary course of business with directors and officers of the Company and the Bank and their affiliates. It is the Company’s policy that these transactions be on substantially the same terms (including price or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. The Company does not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to the Company or the Bank.

Loans to individual directors and officers must also comply with the Bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. The Company intends for all of its transactions with its affiliates to be on terms no less favorable to the Company than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

LEGAL PROCEEDINGS

The Bank is from time to time involved in various legal actions arising from normal business activities. Management believes that the liability, if any, arising from such actions will not have a material adverse effect on the Company’s financial condition. Neither the Bank nor the Company is a party to any proceeding to which any director, officer or affiliate of the issuer, or any owner of more than five percent (5%) of its voting securities is a party adverse to the Bank or the Company.

During the previous ten (10) years, no director or executive officer was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of any director or executive officer. A “legal proceeding” includes: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive prior to that time; (b) any conviction in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) any order, judgment, or decree of any court of competent jurisdiction, or any Federal or State authority permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of commodities business, securities or banking activities; and (d) any finding by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission of a violation of a federal or state securities or commodities law (such finding having not been reversed, suspended or vacated).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company under Rule 16a-3(d) during 2009, no person who, at any time during 2009, was a director, officer or beneficial owner of more than 10% of any class of equity securities of the Company failed to file on a timely basis any reports required by Section 16(a) during the 2009 fiscal year or previously.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Company has selected the firm of Porter Keadle Moore, LLP to serve as the independent auditors to the Company for the year ending December 31, 2010. The Company does not expect a representative from this firm to attend the annual meeting. There have been no changes in or disagreements with Porter Keadle Moore, LLP on accounting and financial disclosures in 2009.

During fiscal years 2009 and 2008, the Company paid its principal auditor, Porter Keadle Moore, LLP, to provide services in the following categories and amounts:

	2009	2008
Audit Fees	$112,141	$80,693
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	$1,600

Total	$112,141	$82,293

All audit and non-audit services are pre-approved by the Audit Committee.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There has been no Form 8-K filed within 24 months prior to the date of the most recent financial statements reporting a change of accountants or reporting disagreements on any matter of accounting principle, practice, financial statement disclosure of auditing scope or procedure.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and sending it to the Secretary of the Company at the Company’s principal office at 210 South Oak Street, Post Office Box 3818, Jackson, Georgia 30233. All communications are relayed to the Board of Directors.

The Company does not have a formal policy for director attendance at the Company’s annual meeting; however, all directors are encouraged to attend. All members of the Board of Directors attended last year’s annual meeting with the exception of D. Keith Fortson, who was unable to attend.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS

If shareholders wish a proposal to be included in the Company’s proxy statement and form of proxy relating to the 2011 annual meeting, they must deliver a written copy of their proposal to the principal executive offices of the Company no later than December 16, 2010. To ensure prompt receipt by the Company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with the Company’s bylaws relating to shareholder proposals in order to be included in the Company’s proxy materials. Any proposals submitted by a shareholder outside the processes of Rule 14a-8 under the Exchange Act for presentation at the Company’s next annual meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 if received by the Company less than 30 days prior to the date of such meeting, or, if notice of the meeting is given in a lesser period of time, more than 10 days after the date of such notice.

Annual Report

A copy of our 2009 Annual Report on Form 10K, as filed with the Commission, which contains Consolidated Audited Financial Statements and Footnote Disclosures and Management’s Discussion and Analysis of Financial Condition and Results of Operations, is being mailed to each shareholder of record together with these proxy materials.

Electronic Version of Proxy Statement

An electronic version of the Company’s 2010 Proxy Statement can be found at www.mcintoshbancshares.com/index.asp?pg=shareholders.

MCINTOSH BANCSHARES, INC.

210 South Oak Street

Jackson, Georgia 30233

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement and does hereby appoint William K. Malone and Darren M. Cantlay, and each of them, with full powers of substitution, as proxies of the undersigned, to represent the undersigned and to vote all shares of McINTOSH BANCSHARES, INC. common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of McIntosh Bancshares, Inc. to be held May 20, 2010, at 4:00 p.m. local time, at 264 Alabama Blvd., Jackson, Georgia 30233, and at any adjournment or postponement thereof, with all the powers (other than the power to revoke the proxy or vote in a manner not authorized by the executed form of proxy) which the undersigned would have if personally present at such meeting, to act in their discretion upon any other matter or matters which may properly be brought before the meeting, and to appear and vote all the shares of common stock which the undersigned may be entitled to vote.

PROPOSAL 1:	TO ELECT TWO MEMBERS TO THE BOARD OF DIRECTORS, CLASS III DIRECTORS, WILLIAM K. MALONE AND GEORGE C. BARBER TO SERVE A THREE YEAR TERM.

☐	FOR all nominees listed	☐	WITHHOLD AUTHORITY
	(except as marked to the contrary)		to vote for all nominees

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), write that nominees’ name(s) in the space provided below.

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR PROPOSAL 1.

The Board of Directors recommends a vote FOR PROPOSAL 1.

PROPOSAL 2:	TO APPROVE AN AMENDMENT TO THE ARTICLES OF INCORPORATION OF McINTOSH BANCSHARES, INC.

☐ For	☐ Against	☐ Abstain

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR PROPOSAL 2.

The Board of Directors recommends a vote FOR approval of the Amendment to the Articles of Incorporation of McIntosh Bancshares, Inc.

Please sign below, date and return promptly in the enclosed, self-addressed stamped envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signatory is a corporation, please sign the full corporate name by an authorized officer.

DATE:             , 2010

INDIVIDUALS:	ENTITIES: (Please Print)

Name (Please print)	By:

Signature	Signature

Name of Joint Tenant or Tenant-In-Common if any (Please Print)	Position

Signature of Joint Tenant or Tenant-In-Common, if any